UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    February 27, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:    (419) 535-4500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 27, 2007, ten subsidiaries of Dana Corporation (Dana) located in the United Kingdom (the U.K.) and the trustees of four U.K. defined benefit pension plans entered into an Agreement as to Structure of Settlement and Allocation of Debt to compromise and settle the liabilities owed by Dana’s U.K. operating subsidiaries to the pension plans. The agreement provides for the trustees of the plans to release the operating subsidiaries from all such liabilities in exchange for an aggregate cash payment of 47.5 million British pounds (approximately $93 million at current exchange rates) and the transfer of a 33% equity interest in Dana’s axle manufacturing and driveshaft assembly businesses in the U.K. for the benefit of the pension plan participants. The agreement was necessitated primarily by Dana’s planned divestitures of several non-core U.K. businesses which, upon completion, would have resulted in substantial pension funding demands on the operating subsidiaries under U.K. pension law, in addition to their ongoing funding obligations. Dana expects to take a charge in the range of $150 million to $170 million (including a cash charge of $93 million) in connection with these transactions.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)
Date: March 5, 2007	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

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